FOR IMMEDIATE RELEASE

CONTACTS:

Charles Ramey, CEO	Donald C. Weinberger/Alisa Steinberg (media)
US Dataworks, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(281) 504-8100	Tel. (212) 370-4500 Fax (212) 370-4505

US DATAWORKS, INC. ANNOUNCES FIRST FISCAL QUARTER FINANCIAL RESULTS

- Total Revenues Increase 68.3% Over Prior Year Period -
- Company Records Operating Profit -

Houston, TX - August 14, 2008 - US Dataworks, Inc. (AMEX: UDW), a leading developer of payment processing solutions, today announced financial results for its fiscal first quarter ended June 30, 2008.

Revenues for the first quarter ended June 30, 2008 were $2,069,049 compared with revenues of $1,229,071 for the same period a year ago, an increase of 68.3%. The Company reported an operating profit for the first quarter of $107,148 compared to an operating loss of $837,072 for the first quarter ended June 30, 2007, an improvement of $944,220. Income from operations for the first quarter was $107,148 or $0.00 per share, compared to an operating loss of ($837,072) or $(0.03) per share, for the corresponding period in the prior year.

Charles E. Ramey, Chairman and CEO of US Dataworks said, “I am pleased to report a strong quarter which yielded an operating income in spite of incurring restructuring charges during the quarter. While software license revenues were down, our other revenue sources improved in the quarter, the significant increase was due to a 120% increase in professional service revenues. Other revenue sources also showed growth as transactional revenues increased by 38% due to the increase in utilization of our software solutions by current and new customers. Maintenance revenue was up 20% in the quarter. ”

“The Company’s return to profitability on an operating basis was assisted by the increase in revenues, which created improved margins. Specifically, our gross margin was 74% in the first quarter, versus 69% one year ago. In addition, as we’ve streamlined our business and eliminated expenses as announced a few months ago, our general and administrative expenses fell by 16%. While we still have additional work to do in order to continue our growth, this quarter marks an excellent start to recording future profits,” added Mr. Ramey.

- More -

A conference call is scheduled for today, at 11:00 AM EDT. Interested parties may participate in the call by dialing (877) 869-3847; international callers dial (201) 689-8261 about 5-10 minutes prior to 11:00 AM EDT. The conference call will also be available on replay starting at 1:00 p.m. EDT on August 14, 2008, and ending on August 21, 2008. For the replay, please dial (877) 660-6853 (replay account # 269, replay conference # 294195). The access number for the replay for international callers is (201) 612-7415 (replay account # 269, replay conference # 294195).
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About US Dataworks, Inc.

US Dataworks is a developer of payment processing solutions, focused on the Financial Services market, Federal, State and local governments, billers and retailers. Software developed by US Dataworks is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic solutions that automate end-to-end processes for accepting and clearing checks.

Except for the historical information contained herein, the matters set forth in this press release, including, but not limited to, statements regarding the anticipated benefits of the Company’s restructuring, the Company’s profitability and its ability to continue to record profits in the future, and the anticipated demand the Company’s products, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the Company’s position in the marketplace, our ability to develop and timely introduce products that address market demand, the risk that customers may cease using our products, the impact of alternative technological advances and competitive products, market fluctuations and other risks detailed from time to time in the SEC reports of US Dataworks, including its annual report on Form 10-K for the period ended March 31, 2008 and its quarterly report on Form 10-Q for the period ended June 30, 2008. These forward-looking statements speak only as of the date hereof. US Dataworks disclaims any obligation to update these forward-looking statements.

- Financial Tables to Follow -

US DATAWORKS, INC.
QUARTERLY INCOME STATEMENT DATA
For the quarters ended June 30, 2008 and 2007
(UNAUDITED)

	June 30,	June 30,	Net	%
	2008	2007	Change	Change
Revenues
Software licensing revenues	30,000	70,000	(40,000)	-57.1%
Software transactional revenues	537,749	389,508	148,241	38.1%
Software maintenance revenues	228,874	191,213	37,661	19.7%
Software service revenues	1,272,426	578,350	694,076	120.0%
	2,069,049	1,229,071	839,978	68.3%

Discounts on Sales	-	-	-	-
Net Revenue	2,069,049	1,229,071	839,978	68.3%

Cost of sales	537,494	385,959	151,535	39.3%
Gross profit	1,531,555	843,112	688,443	81.7%

Operating Expenses
General and administrative	1,376,356	1,641,134	(264,778)	-16.1%
Depreciation and amortization	48,051	39,050	9,001	23.0%
Goodwill Impairment	-	-	-	-
	1,424,407	1,680,184	(255,777)	-15.2%

Income/(loss) from operations	107,148	(837,072)	944,220	-112.8%

Other income (expense)
Interest expense	(303,716)	(6,401)	(297,315)	4644.8%
Interest expense - related parties	(10,907)	(10,938)	31	-0.3%
Gain/loss on change in value of derivatives liabilities	41,080	(14,853)	55,933	-376.6%
Other income (expense), net	56,914	-	56,914	-
	(216,629)	(32,192)	(184,437)	572.9%

Loss before provision for income taxes	(109,481)	(869,264)	759,783	-87.4%

Basic and diluted loss per share	(0.00)	(0.03)	0	-87.7%

Basic and diluted weighted-average shares outstanding	31,137,687	31,300,462	(162,775)	-0.5%

- More -

US DATAWORKS, INC.
Quarterly Balance Sheet Analysis
For the quarter ended June 30, 2008
(UNAUDITED)

ASSETS	June 30,
2008
Current assets
Cash and cash equivalents	1,067,318
Accounts receivable, trade	1,088,678
Prepaid expenses and other current assets	212,904

Total current assets	2,368,900

Property and equipment, net	430,635
Goodwill, net	4,020,698
Other assets	327,387

Total assets	7,147,620

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long term debt	35,279
Derivative - Compound embedded	359,527
Derivative - Warrants	220,674
Deferred revenue	470,848
Accounts payable	383,630
Accrued Interest - related party	29,095
Accrued expenses	235,812
Note payable - related Party	500,000
Convertible promissory note, net of unamortized discount of $1,830,101	2,169,899

Total current liabilities	4,404,764

Long term debt	44,098

Total liabilities	4,448,862

Shareholders' equity
Convertible series B preferred stock, $0.0001 par	55
Common Stock $0.0001 par	3,226
Additional paid in capital	64,864,830
Unissued Common Stock	31,367
Accumulated deficit	(62,200,720)

Total shareholders' equity	2,698,758

Total liabilities and shareholders' equity	7,147,620

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